Exhibit 10.1

SECOND AMENDED AND RESTATED UNITED NATURAL FOODS, INC.
2020 EQUITY INCENTIVE PLAN

(EFFECTIVE AS OF March 3, 2023)

SECOND AMENDED AND RESTATED UNITED NATURAL FOODS, INC.
2020 EQUITY INCENTIVE PLAN

(EFFECTIVE AS OF MARCH 3, 2023)

Section 1. History and Purpose.

The United Natural Foods, Inc. 2020 Equity Incentive Plan (the “Plan”) was established by United Natural Foods, Inc. (the “Company”) to promote the interests of Company and its stockholders by fulfilling one or more of the following objectives: (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries; (ii) motivating such individuals by means of performance-related incentives to achieve long-term performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) aligning their compensation with the long-term interests of the Company and its stockholders. The Plan has been amended from time to time and the following provisions constitute an amendment and restatement of the Plan as in effect immediately prior to the Effective Date.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Acquiror” has the meaning provided in Section 12.1.

2.2 “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act; and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

2.3 “Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, or Other Stock-Based Award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish, or any similar award under the Prior Plan.

2.4 “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means, unless otherwise defined in the applicable Award Agreement, (i) conviction of the Participant under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude; (ii) unauthorized acts intended to result in the Participant’s personal enrichment at the material expense of the Company or any Subsidiary or Affiliate or their reputation; (iii) any violation of the Participant’s duties or responsibilities to the Company or a Subsidiary or Affiliate which constitutes willful misconduct or dereliction of duty; or (iv) material breach of the covenants described in Section 14.8 of this Plan.

2.7 “Change in Control” means, unless otherwise provided in the applicable Award Agreement, the happening of one of the following:

(a) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company’s then outstanding securities;

(b) the stockholders of the Company shall approve a definitive agreement and a transaction is consummated (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company;

(c) the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates; or

(d) the disposal of any line of business representing at least 15% of the Company’s consolidated net sales for the then-most recently completed fiscal year; provided, however, that such disposal shall only be deemed a “Change in Control” for Participants primarily employed in the line of business disposed of, who cease to be employed by the Company following the disposition.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means a committee of the Board composed of not less than two Non-Employee Directors, each of whom shall be (i) a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder and (ii) “independent” within the meaning of the listing standards of the New York Stock Exchange and the rules and regulations of the SEC.

2.10 “Company” means United Natural Foods, Inc., a Delaware corporation, and its successors and assigns.

2.11 “Consultant” means any consultant to the Company or its Subsidiaries or Affiliates.

2.12 “Director” means a member of the Board.

2.13 “Disability” means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan. With respect to Awards subject to Section 409A of the Code, unless otherwise defined in the applicable Award Agreement, the term “Disability” shall have the meaning set forth in Section 409A of the Code.

2.14 “Effective Date” has the meaning provided in Section 15.1 of the Plan.

2.15 “Employee” means a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.17 “Fair Market Value” with respect to the Shares, means, for purposes of a grant of an Award as of any date, (i) the reported closing sales price of the Shares on the New York Stock Exchange, or any other such market or exchange as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method (as applicable), by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

2.18 “Full Value Award Cap” has the meaning provided in Section 4.1 of the Plan.

2.19 “Good Reason” means, unless otherwise provided in an Award Agreement, the occurrence of any one or more of the following without the Participant’s express written consent: (i) the assignment of duties to a Participant that are materially adversely inconsistent with the Participant’s duties immediately prior to a Change in Control, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Participant; (ii) a material reduction in a Participant’s title, authority or reporting status following a Change in Control as compared to such title, authority or reporting status immediately prior to a Change in Control, (iii) the Company’s requirement that a Participant relocate more than fifty (50) miles from the Participant’s place of employment prior to the Participant performed such duties prior to the Change in Control; (iv) a reduction in the Participant’s base salary as in effect immediately prior to a Change in Control or the failure of the Company to pay or cause to be paid any compensation or benefits when due, and failure to restore such annual base salary or make such payments within five (5) days of receipt of notice from the Participant; (v) the failure to include the Participant in any new employee benefit plans proposed by the Company or a material reduction in the Participant’s level of participation in any existing plans of any type; provided that a Company-wide reduction or elimination of such plans shall not constitute “Good Reason” for purposes of this Plan; or (vi) the failure of the Company to obtain a satisfactory agreement from the Acquiror to assume and perform the Award Agreement; provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the Participant has given the Company or any successor to the Company at least thirty (30) days to cure the Good Reason, (B) the Company or any such successor has not cured the Good Reason within the thirty (30) day period and (C) the Participant resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason.

2.20 “Grant Price” means the price established at the time of grant of an SAR pursuant to Section 6 hereof used to determine whether there is any payment due upon exercise of the SAR.

2.21 “Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto, or a similar Award under the Prior Plan.

2.22 “Non~~-~~ Employee Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

2.23 “Non-Qualified Stock Option” means an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option, or a similar Award under the Prior Plan.

2.24 “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.25 “Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option.

2.26 “Other Stock-Based Award” means any Award granted under Sections 9 or 10 of the Plan or the Prior Plan. For purposes of determining the number of Awards granted hereunder in relation to the Full Value Award Cap set forth in

Section 4.1 hereof, an Other Stock-Based Award that is not settled in cash shall be treated as a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

2.27 “Outside Director” means, with respect to the grant of an Award, a member of the Board then serving on the Committee.

2.28 “Participant” means any Employee, Director, Consultant or other person who receives an Award under the Plan.

2.29 “Performance Award” means any Award granted under Section 8 of the Plan or a similar Award under the Prior Plan. For purposes of determining the number of Awards granted hereunder in relation to the Full Value Award Cap set forth in Section 4.1 hereof, a Performance Award that is not settled in cash shall be treated as a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

2.30 “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.31 “Prior Plan” means the United Natural Foods, Inc. Second Amended and Restated 2012 Equity Incentive Plan.

2.32 “Relocation” has the meaning provided in Section 11.3 hereof.

2.33 “Restricted Share” means any Share granted under Sections 7 to 10 of the Plan, or solely for the purposes of Section 4.1, a similar Award under the Prior Plan.

2.34 “Restricted Share Unit” means any unit granted under Sections 7 to 10 of the Plan, or solely for the purposes of Section 4.1, a similar Award under the Prior Plan.

2.35 “Retirement” means the termination of the Participant’s employment with the Company and all of its Subsidiaries and Affiliates on or after the date on which both of the following have occurred: (i) the Participant has attained 59 years of age and (ii) the Participant has provided ten (10) years of service to the Company and its Subsidiaries and Affiliates. Years of service will be calculated as full years since the Participant’s most recent “hire date” or “rehire date,” which shall mean the applicable date on file for the Participant in the Company’s human resources books and records, determined in the Company’s sole discretion.

2.36 “SEC” means the Securities and Exchange Commission or any successor thereto.

2.37 “Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.38 “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

2.39 “Separation from Service” or “Separates from Service” shall have the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder. In the event an Award is not subject to Section 409A of the Code, the term “Separation from Service” or “Separates from Service” shall mean the termination of employment or service with the Company, the Subsidiaries and the Affiliates.

2.40 “Separation from Service without Cause” has the meaning provided in Section 11.3 hereof.

2.41 “Share Reserve” has the meaning set forth in Section 4.1 hereof.

2.42 “Shares” means shares of the common stock, par value $0.01 per share, of the Company, or any security into which such shares may be converted by reason of any event of the type referred to in Sections 4.2, 12.1, and 13.3.

2.43 “Specified Employee” has the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.

2.44 “Stock Appreciation Right” or “SAR” means a stock appreciation right granted under Sections 6, 8 or 10 of the Plan, or a similar Award under the Prior Plan, that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. If the Award Agreement fails to specify the amount to be received by the holder, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price.

2.45 “Subsidiary” means any Person (other than the Company) of which 50% or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

2.46 “Substitute Awards” means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

2.47 “Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

Section 3. Administration.

3.1 Authority of Committee. The Plan shall be administered by a Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion (and in accordance with Section 409A of the Code with respect to Awards subject thereto) to:

(a) designate Participants;

(b) determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan;

(c) determine the type or types of Awards to be granted to a Participant;

(d) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(e) determine the timing, terms, and conditions, including performance objectives, as applicable, and any adjustments thereto, of any Award;

(f) accelerate the time at which all or any part of an Award may be vested, settled or exercised;

(g) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(h) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(i) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(j) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable;

(k) make all determinations under the Plan concerning any Participant’s Separation from Service with the Company or a Subsidiary or Affiliate, including whether such separation occurs by reason of Cause, Good Reason, Disability, or Retirement, and whether a leave of absence constitutes a Separation from Service;

(l) make all determinations under the Plan, including by setting a policy, concerning the treatment of a leave of absence that the Committee determines not to constitute a Separation from Service;

(m) interpret and administer the Plan, any Award Agreement and any instrument or agreement relating to the Plan or an Award made under the Plan;

(n) except to the extent otherwise prohibited by the Plan, including Section 6.2 of the Plan, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award, or in the case of an amendment or modification that is to the Participant’s benefit, without the consent of the holder of the Award;

(o) establish, amend, suspend or waive such policies, processes, rules and regulations and, if desired, appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(p) adopt special guidelines and provisions for Persons who are residing in, employed in or subject to the taxes of any domestic or foreign jurisdiction to comply with applicable tax and securities laws of such domestic or foreign jurisdiction;

(q) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement related thereto; and

(r) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 13 hereunder to amend or terminate the Plan.

3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. The Committee shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees or Directors who are eligible to receive,

Awards (whether or not such Participants or eligible Employees or Directors are similarly situated). A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company or to a Committee of such officers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Exchange Act Section 16 or who are otherwise not subject to Section 16. Any resolution delegating authority to grant Awards shall specify the maximum number of Shares underlying Awards that may be granted pursuant to such delegated authority.

3.4 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

Section 4. Shares Available for Awards.

4.1 Shares Available; Assumption of Prior Plan Awards. Subject to the provisions of Section 4.2 below, the maximum aggregate number of Shares reserved and available for distribution under the Plan shall not exceed the sum of (i) 10,800,000 Shares, plus (ii) the number of shares available for grant under the Prior Plan as of the Effective Date (such aggregate amount, the “Share Reserve”). Awards made under the Prior Plan are hereby assumed as of the Effective Date. The number of Shares with respect to which Incentive Stock Options may be granted under this Plan shall be no more than 1,000,000. Subject to the application of the last sentence of this Section 4.1, the maximum number of Awards that the Company may issue under this Plan from the Share Reserve as Restricted Share Awards and Restricted Share Unit Awards shall be equal to the Share Reserve (the “Full Value Award Cap”). If any Award granted under this Plan or the Prior Plan (whether before or after the Effective Date of this Plan) shall expire, terminate, be settled in cash or otherwise be forfeited or canceled for any reason without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the Share Reserve, to the extent of any such forfeiture, termination, settlement, expiration or cancellation, shall be added back to the Share Reserve. The Committee may make such other determinations regarding the counting of Shares issued pursuant to this Plan or the Prior Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law. Notwithstanding the foregoing, if an Option or SAR is exercised, in whole or in part, by tender of Shares, or if the Company’s tax withholding obligation for any Award (including Awards granted prior to the Effective Date) is satisfied by withholding Shares, the number of Shares deemed to have been issued for purposes of the limitation set forth in this Section 4.1 shall be the number of Shares that were subject to the Award or portion thereof, and not the net number of Shares actually issued, and any SARs to be settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon the settlement of the SAR. Any Shares that again become available for grant pursuant to this Section 4.1 shall be added back to the Full Value Award Cap if the original Award of such Shares was a Restricted Share Award or Restricted Share Unit Award (or treated as such hereunder).

4.2 Per Participant Limitations. The maximum number of Shares in respect of which Options and SARs may be granted to a Participant during any fiscal year under the Plan is 900,000. The maximum value of Restricted Share Awards, Restricted Share Unit Awards and Performance Awards denominated in Shares that may be granted to any Participant during any fiscal year under the Plan is $10,000,000, excluding, for this purpose, the value of any dividends or dividend equivalents payable in accordance with the Plan on any Award. The value of such Awards shall be based on the grant date fair value. For Performance Awards denominated in Shares, the value shall be the grant date fair value of the target number of Shares. For Performance Awards that are denominated in cash, the maximum value that may be granted to any Participant during any fiscal year under the Plan is $10,000,000. The individual Participant limitations set forth in this Section 4.2 shall be cumulative; that is, to the extent that Shares or cash for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in that fiscal year (such shortfall, the “Shortfall Amount”), the number of Shares (or amount of cash, as the case may be) available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until the earlier of the time the Shortfall Amount has been granted to the Participant, or the end of the third fiscal year following the year to which such Shortfall Amount relates (determined on a “first-in-first-out” basis).

4.3 Adjustments. Without limiting the Committee’s discretion as provided in Section 12 hereof, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event having an effect similar to the foregoing, then the Committee shall, in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with Sections 162(m), 422 and 409A of the Code and the regulations thereunder), take action as provided in clauses (i), (ii) or (iii) of this Section 4.3, as follows:

(i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards (or any particular type of Awards) may be granted under the Plan, in the aggregate or on a per Participant basis, including the Full Value Award Cap; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan, and (4) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any calendar year;

(ii) provide for an equivalent award in respect of securities of the Acquiror or surviving entity of any merger, consolidation or other transaction or event having a similar effect; or

(iii) make provision for a cash payment to the holder of an outstanding Award.

Any such adjustments to outstanding Awards shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Awards.

4.4 Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan to the extent that the rules and regulations of any stock exchange or other trading market on which the Shares are listed or traded provide an exemption from shareholder approval for assumption, substitution, conversion, adjustment, or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

4.5 Sources of Shares Deliverable under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

Section 5. Eligibility.

Any current or prospective Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10 and Awards to Non-Employee Directors shall be subject to Section 10.3. The vesting and exercise of an Award to a prospective Employee, Director or Consultant shall be conditioned upon such individual attaining such status.

Section 6. Stock Options and Stock Appreciation Rights.

6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the Option Price or Grant Price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The grant of an Option or SAR shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price, as the case may be, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. The Committee shall have the authority to grant Incentive Stock Options and to grant Non-Qualified Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. An Employee who has been granted an Option under the Plan may be granted additional Options under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in Section 422(d) of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, or if Options fail to qualify as Incentive Stock Options for any other reason, such Options shall constitute Non-Qualified Stock Options. No dividends or dividend equivalents shall be paid or accrue on any Option.

6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of a Share on the date such Option is deemed to have been granted pursuant to Section 6.1 hereof, and the Grant Price of an SAR may not be less than the Fair Market Value of a Share on the date such SAR is deemed to have been granted pursuant to such Section 6.1. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3 hereof in the form of Options or SARs, such grants shall have an Option Price (or Grant Price) per Share that is intended to maintain the economic value of the Award that was replaced or adjusted as determined by the Committee. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.3 hereof, the Committee shall not have the power to (i) lower the Option Price of an Option after it is granted, (ii) lower the Grant Price of an SAR after it is granted, (iii) cancel an Option when the Option Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award) and grant substitute Options with a lower Option Price than the cancelled Options, (iv) cancel an SAR when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), or (v) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s stockholders.

6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6 hereof, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. The Committee may provide, at or after the grant, that the period of time over which an Option, other than an Incentive Stock Option, or SAR may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, however, that during the extended exercise period the Option or SAR may only be exercised to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

(b) The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable.

(c) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised. Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that if on the last day of the term of an Option or SAR the Fair Market Value of one Share exceeds the Option Price or Grant Price, as applicable, of such Award by an amount as may be determined by the Committee, the Participant has not exercised the Option or SAR and the Option or SAR has not otherwise expired, the Option or SAR shall be deemed to have been exercised by the Participant on such day with payment of the Option Price made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes, and any fractional Share shall be settled in cash; and in the case of an SAR, the net number of Shares that the Participant would have received had the Participant actually exercised such SAR on such date.

(d) Payment of the Option Price shall be made in (i) cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 14.6 of the Plan), such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 14.6). Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such Shares. The Company reserves, at any and all times in the Company’s sole discretion, the right to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a method set forth in subsection (iv) above, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(e) At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5 Separation from Service. Except as otherwise provided in the applicable Award Agreement, an Option or SAR may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the effective date of such Award and ending on the date of exercise of such Award the Participant is an Employee, Non-Employee Director or Consultant, and shall terminate immediately upon a Separation from Service by the Participant. Notwithstanding the foregoing provisions of this Section 6.5 to the contrary, the Committee may determine in its discretion that an Option or SAR may be exercised following any such Separation from Service, whether or not exercisable at the time of such separation; provided, however, that in no event may an Option or SAR be exercised after the expiration date of such Award specified in the applicable Award Agreement, except as provided in Section 6.4(a). If provided in the applicable Award Agreement or in accordance with any determination of the Committee at or after grant, an Award shall continue to vest and be exercisable after Retirement.

6.6 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

Section 7. Restricted Shares and Restricted Share Units.

7.1 Grant.

(a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the Participant receiving such Award must remain in the continuous employment (or other service-providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. As provided in this Plan, in an applicable Award Agreement or in accordance with any determination of the Committee at or after grant, an Award shall continue to vest and be exercisable after Retirement and may vest in part upon Separation from Service without Cause. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2 Delivery of Shares and Transfer Restrictions.

(a) At the time a Restricted Share Award is granted, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the Participant receiving such Award. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant receiving such Award subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.2(a), shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.

(b) Unless otherwise provided in the applicable Award Agreement, the Participant receiving an Award of Restricted Shares shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; (iii) dividends payable on Restricted Shares for which the forfeiture restrictions have not yet lapsed shall be held in escrow and shall not be payable to the Participant until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Restricted Shares and any dividends paid with respect to Restricted Shares for which the restricted period shall not expire or for which any other restrictive conditions shall not be fulfilled shall be forfeited by the Participant; and (iv) except as otherwise set forth in this Plan, the applicable Award Agreement, or as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the Participant to such Shares shall terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Restricted Share Units (and any dividend equivalent rights with respect thereto) shall be subject to similar transfer (and payment) restrictions as Restricted Share Awards, except that no Shares are actually awarded to a Participant who is granted Restricted Share Units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed.

7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form). The Company shall have the right to repurchase Restricted Shares at their original issuance price or other stated or formula price (or to require forfeiture of such Shares if issued at no cost) in the event that conditions specified in the

Award Agreement with respect to such Restricted Shares are not satisfied prior to the end of the applicable restricted period.

7.4 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units may be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If the applicable Award Agreement specifies that a Participant will be entitled to dividend equivalent rights, the amount of any such dividend equivalent right (i) shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of vested Restricted Share Units then credited to the Participant, (ii) shall not be payable to the Participant until the fulfillment of any restrictive conditions set forth in the Award Agreement with respect to such Restricted Share Units and any dividends equivalent rights with respect to Restricted Share Units for which the restrictive conditions shall not be fulfilled shall be forfeited by the Participant, and (iii) shall otherwise be payable in accordance with Section 409A of the Code with regard to Awards subject thereto. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of. Except as otherwise determined by the Committee at or after grant, or as provided in this Plan or the applicable Award Agreement, all Restricted Share Units and all rights of the grantee to such Restricted Share Units (and any dividend equivalents with respect thereto) shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8. Performance Awards.

8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Separation from Service prior to the end of any performance period, other than for reasons of death, Disability, or Retirement or Separation from Service without Cause, will result in the forfeiture of the Performance Award, and no payments will be made. As set forth in accordance with the terms of this Plan, the applicable Award Agreement, or in accordance with any determination of the Committee at or after grant, Performance Awards shall continue to vest after Retirement or Separation from Service without Cause, but Performance Awards granted in the year in which Retirement occurs and Performance Awards held by a Participant upon a Separation from Service without Cause shall be pro-rated to reflect the length of the Participant’s service during the applicable performance period prior to such Retirement or Separation from Service without Cause. Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4 Establishment of Performance Criteria. In the case of grants of Performance Awards, the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Participant for such performance period. The Committee shall make such determination within 90 days after the commencement of the performance period, unless the Committee determines that it is necessary or appropriate to extend the time for determining the performance criteria. Following the completion of each performance period, the Committee shall certify in writing (which may be set forth in the minutes of the Committee) whether the applicable performance targets have been achieved and the amounts, if any, payable for such performance period. In determining the amount earned by a Participant for a given performance period, the Committee shall have the right to adjust the amount of cash or number of Shares payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

8.5 Adjustment of Performance Criteria. The Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring (within the meaning of applicable accounting standards or otherwise in the reasonable determination of the Committee) and/or described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; and (viii) any other event, condition or circumstance for which the Committee determines that an adjustment would be appropriate based on Committee guidelines, prior practice or other considerations.

Section 9. Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 or 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 10. Non-Employee Director and Outside Director Awards.

10.1 Non-Employee Director Awards. The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including, subject to Section 14.17, unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a Non-Employee Director’s Separation from Service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2 Outside Director Awards. The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

10.3 Equity Limits to Directors. Notwithstanding anything in the Plan to the contrary, the maximum number of Shares subject to Awards granted during any 12-month period to any Non-Employee Director shall not exceed $400,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid in accordance with the Plan on certain Awards) (the “Director Limit”). The Board may not, without the approval of the stockholders, increase the Director Limit.

10.4 Post-Service Vesting. If a Non-Employee Director ceases to serve as a director for any reason, other than an involuntary removal during the pendency of a term as director, any Award made to such Non-Employee Director may continue to vest if so provided in the Award Agreement or in accordance with any determination of the Board at or after grant.

Section 11. Separation from Service.

11.1 Impact on Awards. Except as provided in Section 11.2 of this Plan, the Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Separation from Service, including a Separation from Service with or without Cause, by a Participant voluntarily, including for Good Reason, or by reason of death, Disability, or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe. Unless otherwise provided in the Award Agreement, Awards shall fully vest on death or Disability.

11.2 Forfeiture of Performance Awards on Separation from Service; No Acceleration of Vesting. Unless otherwise provided in (i) this Plan or (ii) an Award Agreement or a written employment or similar agreement between the Company or a Subsidiary and a Participant, if a Participant’s Separation from Service occurs before the restrictions imposed on the Award lapse, the performance goals have been satisfied or the Award otherwise vests, such Award shall be forfeited. Except as otherwise provided in this Plan, an Award Agreement or a written employment agreement or similar agreement between the Company or a Subsidiary and a Participant, if a Participant’s employment with or service to the Company or a Subsidiary terminates prior to a Change in Control, for any reason other than death or Disability, the vesting of any unvested Award shall not be triggered by such Separation from Service. Notwithstanding the foregoing, a Separation from Service without Cause or for Good Reason that takes place within four (4) months prior to a Change in Control and that is made at the behest of an Acquiror or in contemplation of such Change in Control shall be treated as if such Separation From Service took place after such Change in Control, if such Change in Control actually occurs.

11.3 Separation from Service without Cause.

(a) The provisions of this Section 11.3 shall apply with respect to Participants who are Employees but are not party to an employment agreement or separate written agreement with the Company governing equity treatment upon Separation from Service.

(b) With respect to Restricted Share Units, provided that a Participant signs and does not revoke a release of claims, as more fully described in Section 11.3(g), upon the date such release becomes irrevocable (the “Release Finalization Date”):

(i) any Restricted Share Units that were scheduled to vest within 365 days from the date of Separation from Service without Cause and were granted more than 365 days preceding the date of Separation from Service without Cause, shall vest effective as of the Release Finalization Date;

(ii) the RSU Separation Pro-Rated Number (as defined below) of Restricted Share Units that were scheduled to vest within 365 days from the date of Separation from Service without Cause, and were granted less than 365 days prior to the date of Separation from Service without Cause, shall vest effective as of the Release Finalization Date; and

(iii) any remaining time-vesting Restricted Share Units not vesting as provided herein shall be forfeited effective as of the date of Separation from Service without Cause.

The “RSU Separation Pro-Rated Number” for time-vesting Restricted Share Units shall be the product of (A) the total number of time-vesting Restricted Share Units granted under the Award Agreement less than 365 days prior to the date of Separation from Service without Cause and (B) the quotient of (1) the number of days from the grant date of such award to the date of Separation from Service without Cause and (2) 365.

(c) With respect to performance-based Restricted Share Units, provided that a Participant signs and does not revoke a release of claims, as more fully described in Section 11.3(g), upon the Release Finalization Date:

(i) the PSU Separation Pro-Rated Number (as defined below) of performance-based Restricted Share Units shall continue to vest, on the same terms that such performance-based Restricted Share Units would have vested had the Participant remained an Employee, but without the requirement of continued employment, provided, however, that if the vesting date under such terms is earlier than the Release Finalization Date, the performance-based Restricted Share Units shall vest on the Release Finalization Date; and

(ii) any remaining performance-based Restricted Share Units not vesting as provided herein above shall be forfeited effective as of the date of Separation from Service without Cause.

The “PSU Separation Pro-Rated Number” for performance-based Restricted Share Units shall be the product of (A) the total number of performance-based Restricted Share Units and (B) the quotient of (1) the number of days beginning on the first day of the performance period and ending on the date of Separation from Service without Cause, and (2) the total number of days in the performance period (for example 1,095 days for a three-year performance period).

(d)     With respect to Other Stock-based Awards, as contemplated by Section 9 of this Plan, the Committee shall have the authority to determine the terms and conditions of any such Other Stock-Based Award, including without limitation, the treatment of such awards upon a Participant’s Retirement or Separation from Service without Cause at the time of grant of such Other Stock-Based Awards.

(e)    A “Separation from Service without Cause” shall mean a Separation from Service that meets the following criteria:
(i) The Company provides written notice to the Participant that the Separation from Service results from one or more of the following:

    (A) Workforce reduction or reorganization;

        (B) A significant reduction in job responsibilities, accountabilities or authorities;

    (C) A determination by the Company that the Participant’s qualifications, experience or abilities, are not sufficient to meet the demands and requirements of the job consistently at the nature and level expected for the title, role, authority, or position;

    (D) a material reduction equal to ten percent (10%) or more in the Participant’s total target compensation (including base, bonus and equity) (other than as a result of an across-the-board reduction affecting substantially all Employees with similar authority, status, or job title); or

    (E) the Participant’s job being relocated to a location that is more than 50 miles from the Participant’s then current job location (“Relocation”) and the Participant declines Relocation;

(ii) at the time of the Separation from Service, the Participant has been actively at work (or on an approved leave of absence) during the six-month period immediately preceding the date of the Separation from Service and continues working through the date designated by the Company as the Participant’s Separation from Service date or any earlier date that is designated by the Company as the Participant’s release from duty date;

(iii) the Separation from Service is not for “Cause” as defined in this Plan;

(iv) the Separation from Service does not qualify as Retirement;

(v) the Company has not determined that the Separation from Service was for failure to meet the performance requirements of the Participant’s position, including violations of the UNFI Code of Conduct and/or UNFI stated values or commitments, as documented in written performance feedback previously provided to the Participant;

(vi) except as otherwise determined by the Authorized Officers (as defined below), the Participant has not accepted another position with (or to perform work for) the Company or a Subsidiary or Affiliate (whether as an associate, consultant, or agent) following the Separation from Service;

(vii) except as otherwise determined by the Authorized Officers, if the Participant was employed at a business unit of the Company that was sold or otherwise transferred to a new employer, (A) the Participant has not, within 120 days following such sale or other transfer, accepted a position of employment from the new employer at such business unit, or received an offer of a position from the new employer that does not require Relocation and with base pay that is not less than the Participant’s then current rate of base pay, even if the Participant has not accepted such offer, and (B) the Participant’s position with such business unit has not been continued immediately following the closing of that transaction by operation of law or otherwise. For purposes of this subparagraph (vii), “business unit” shall mean any subunit of the Company as defined at the discretion of the Company (by way of example, a subsidiary, district, region, or cost center may be “business units” under this subparagraph);

(viii) except as otherwise determined by the Authorized Officers, if the Participant’s job at a facility is involuntarily terminated because the Company ceases operations at that facility, but another employer commences operations at that facility, and, prior to such Separation from Service, (A) that other employer has not offered the Participant a position at that facility with base pay that is not less than the Participant’s current base pay from the Company, even if the Participant does not accept such offer, and (B) the Participant has not accepted any position with that other employer;

(ix) except as otherwise determined by the Authorized Officers, if the Company has outsourced the Participant’s job function, the Participant has not accepted any position with the outsource vendor and the outsource vendor has not offered the Participant a position that does not require Relocation and with base pay that is not less than the Participant’s current base pay, even if the Participant has not accepted such offer; and

(x) except as otherwise determined by the Authorized Officers, the Participant has not failed to return Company property on or before the Participant’s last day of work.

(f) The determination by any two of the Chief Executive Officer, Chief Human Resources Officer, or Chief Legal Officer (the “Authorized Officers”) of the Company that a Separation from Service constitutes a Separation from Service without Cause for purposes of the foregoing shall constitute a final determination of such status for purposes of the vesting provisions described herein with no further action required by the Committee; the decisions of such two officers, taken together shall be recorded and retained with the books and records relative to equity awards of the Company.

(g) To receive the vesting treatment described in this section 11.3, Participants must sign and not revoke a release of claims and such other agreements as may be requested by the Company. Any release of claims must be in the form and manner prescribed by the Company. The decision whether any other agreements, including but not limited to restrictive covenants, are included shall be made in the discretion of the Company. To the extent any Award vesting in accordance with this Section 11.3 is subject to Section 409A of the Code, and the period for the Participant to consider and/or revoke a release of claims spans two calendar years, then the settlement/payment of Shares pursuant to that Award shall in all cases occur in the second calendar year and the payment timing shall not be conditioned on or based upon the Release Finalization Date.

Section 12. Change in Control.

12.1 Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may (in accordance with Section 409A, to the extent applicable), without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; provided, that in the event of such an assumption, the Acquiror must grant the rights set forth in Section 12.2 of this Plan to the Participant in respect of such assumed Awards. For purposes of this Section, an Award denominated in Shares shall be deemed assumed if, following the Change in Control, the Award (as adjusted, if applicable, pursuant to Section 4.3 hereof) confers the right to receive, subject to any vesting or other terms and conditions of the Plan and the applicable Award Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each Share subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Shares pursuant to the Change in Control.

12.2 Vesting of Assumed or Continued Awards. Unless otherwise expressly provided in (i) the Award Agreement, (ii) an employment agreement or other written agreement with the Company or a Subsidiary and a Participant, or (iii) the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the Acquiror does assume or continue outstanding Awards upon the Change in Control, if the Participant’s employment with or service to the Company or a Subsidiary (or any of their successors) is terminated involuntarily for any reason other than Cause, or a Participant terminates his or her employment or service for Good Reason, within twelve (12) months of such Change in Control:

(a) Stock Options and Stock Appreciation Rights shall become fully vested as of the termination date, and exercisable no later than 30 days following such termination date;

(b) Restricted Shares and Restricted Share Units shall become fully vested as of such termination date, and shall be delivered no later than 30 days following such termination date; and

(c) Any then-in-progress Performance Awards shall become fully vested at target performance levels as of such termination date, and shall be delivered no later than 30 days following such termination date. Any outstanding Performance Awards relating to performance periods ending prior to the termination date which have been earned but not paid shall become immediately payable.

12.3 No Assumption or Continuation of Awards. Unless otherwise expressly provided in (i) the Award Agreement, (ii) an employment agreement or similar written agreement with the Company or a Subsidiary, or (iii) the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the Acquiror does not assume or continue outstanding Awards upon the Change in Control, all outstanding Awards that are not assumed or continued shall be treated as follows (to the extent permitted by Section 409A of the Code):

(a) Stock Options and Stock Appreciation Rights shall become fully vested and exercisable as of date and time immediately prior to the Change in Control;

(b) Restricted Shares and Restricted Share Units shall become fully vested as of the date and time immediately prior to the Change in Control and shall settle immediately following the Change in Control; and
(c) Unless otherwise determined by the Committee pursuant to Section 12.5, to the extent permitted by Section 409A of the Code, any Performance Awards relating to performance periods that will not have ended as of the date of a Change in Control shall automatically vest and become payable at the target level of performance. Any outstanding Performance Awards relating to performance periods ending prior to the Change in Control date which have been earned but not paid shall become immediately payable.

12.4 Cash-Out of Awards. Notwithstanding Sections 12.2 and 12.3, the Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each Share subject to such Award, whether vested or unvested, in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an Award is greater than the per share consideration in connection with the Change in Control). In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any), if any, shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and may be paid in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

12.5 Performance Awards. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant, provide that in the event of a Change in Control, (i) any outstanding Performance Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) all then-in-progress performance periods for Performance Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance Award, if at all, but not above target, and (iii) the Company shall cause to be paid to each Participant such Performance Awards, in cash, Shares or other property as determined by the Committee, within thirty (30) days of such Change in Control, based on the Change in Control consideration, which amount may be zero if applicable. In the absence of such a determination, any Performance Awards relating to performance periods that will not have ended as of the date of a Change in Control shall be terminated and canceled for no further consideration.

Section 13. Amendment and Termination.

13.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

13.2 Amendments to Awards. Subject to the restrictions of the Plan, including Section 6.2 hereof, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

13.3 Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for the events described in Section 4.2 hereof) affecting the Company or any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.

13.4 Foreign Employees. In order to facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

Section 14. General Provisions.

14.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, an Award Agreement or by the Committee at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No transfer of an Award for value shall be permitted under the Plan.

14.2 Dividend Equivalents. In the sole and complete discretion of the Committee, but subject to any conditions set forth in this Plan, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property, but only when the related Award vests. In the case of dividends or dividend equivalents credited in connection with Performance Awards, such amounts shall be subject to the same restrictions as apply to dividends or dividend equivalents payable with respect to the applicable Performance Award type (such as Restricted Shares or Restricted Share Units). The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents until payment thereof. Notwithstanding the foregoing, with respect to an Award subject to Section 409A of the Code, the payment, deferral or crediting of any dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.

14.3 Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In addition, if a Participant is a Specified Employee at the time of his or her Separation from Service, any payments with respect to any Award subject to Section 409A of the Code to which the Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14.4 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

14.5 Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.6 Tax Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate, and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award. Without limiting the generality of the foregoing, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the maximum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time, if any, as may be required to avoid the Company’s or the Subsidiaries’ or Affiliates’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

14.7 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered (including, but not limited to, through an online equity incentive plan management portal) to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

14.8 Restrictive Covenants. Each Award Agreement shall include, or be deemed to include, restrictive covenants as determined by the Committee or its delegate and each Participant shall agree to adhere to such covenants as a condition to receipt of an Award.

14.9 Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary or Affiliate unless provided otherwise in such other plan.

14.10 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

14.11 No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

14.12 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14.13 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

14.14 Other Laws. The Company will not be obligated to issue, deliver or transfer any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered pursuant to the Plan until: (a) all conditions of the applicable Award Agreement have been met or removed to the satisfaction of the Committee; (b) all other legal matters, including receipt of consent or approval of any regulatory body and compliance with any state or federal securities or other law, in connection with the issuance and delivery of such Shares have been satisfied; (c) the Participant or holder or beneficiary of the Shares or Award has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of any state or federal securities or other law; and (d) such issuance would not entitle the Company to recover amounts under Section 16(b) of the Exchange Act from such Participant or holder or beneficiary of the Shares or Award. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue the Shares as to which such requisite authority shall not have been obtained.

14.15 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

14.16 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and any obligation to deliver fractional Shares shall be deemed fully satisfied by the delivery of the next lower number of whole Shares.

14.17 Clawback; Cancellation of Awards. Each Award granted to a Participant under the Plan shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company as in effect from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the SEC or the New York Stock Exchange. In addition, the Committee or the Board may cancel unpaid Awards held by a Participant from whom the Committee or the Board would be entitled to recover compensation under any compensation recovery policy then in effect.

14.18 Minimum Vesting Requirements. Except for Substitute Awards, as determined by the Committee following the grant of an Award in connection with the death or Disability of the Participant, or in the event of a Change in Control or a Separation from Service without Cause, Awards granted hereunder shall have a Vesting Period of not less than one (1) year from the date of grant; provided, that the Committee has the discretion to waive this requirement with respect to an Award at the time of granting such Award so long as the total number of Shares that are issued under this Plan pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (or, in the case of vesting of Performance Awards or other Awards the vesting of which is subject to the achievement of performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated) shall not exceed 5% of the Share Reserve.

14.19 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 15. Term of The Plan.

15.1 Effective Date. The Plan shall be effective upon the date that it is adopted by the Board (the “Effective Date”), subject to the approval of the Plan by the Company’s stockholders at a meeting duly held in accordance with applicable law within twelve (12) months following the Effective Date. Upon such approval of the Plan, all Awards granted under the Plan on or after the Effective Date shall be fully effective as if such approval had occurred on the Effective Date. If the Plan is not approved as set forth in this section, any Awards granted under the Plan following the Effective Date shall be null and void and of no effect.

15.2 Expiration Date. No new Awards shall be granted under the Plan after the seventh (7th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the seventh (7th) anniversary of the Effective Date.